Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

March 31, 2006

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until March 31, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder
Emerging Market Equity Fund, Schroder Strategic Bond Fund, and Schroder U.S.
Small and Mid Cap Opportunities Fund (and, if necessary, to pay other Fund expenses, other than interest, taxes, and extraordinary expenses) to the extent that the Fund's total operating expenses attributable to its Investor Shares and
Advisor Shares exceed the following annual rates (based on the average net assets of each fund taken separately):

SCHRODER SERIES TRUST

                                       Investor Shares   Advisor Shares
                                       ---------------   --------------
Schroder Emerging Market Equity Fund        1.75%             2.00%
Schroder U.S. Small and Mid Cap
Opportunities Fund                          1.40%             1.65%
Schroder Strategic Bond Fund                1.15%             1.40%

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Mark A. Hemenetz
    --------------------------
Name: Mark A. Hemenetz
Title: Executive Vice President